Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
October 31, 2013

WINTHROP REALTY TRUST ACQUIRES FOUR CLASS A LUXURY APARTMENT BUILDINGS

FOR IMMEDIATE RELEASE – BOSTON, October 31, 2013/ -- Winthrop Realty Trust (NYSE:FUR) announced today that it has closed on its previously announced pending acquisition of four newly constructed class A luxury apartment buildings for an aggregate purchase  price of $246 million.  The four properties all built to condominium specifications are:

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44 Monroe, located in Phoenix, Arizona, is a 34-story residential building comprised of 184 units originally built for sale as condominiums with 1,377 square feet of ground level retail space.  Constructed in 2008, the property’s amenities include a spa and swimming pool with sundeck, fully furnished clubroom, outdoor terrace with gas grill and fire pit, 24-hour lobby attendant, fitness center, business center, eight floors of secured parking, and conference room.

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Highgrove, located in Stamford, Connecticut, is an 18-story residential building comprised of 92 condominium quality units.  Constructed in 2011, the property’s amenities include a 24-hour doorman and concierge, valet parking, shuttle to metro station, fitness club and spa with steam, sauna and locker rooms, yoga studio, sky lit indoor pool with retractable roof and Jacuzzi, walk-in climate-controlled wine cellar, movie screening room, card and billiards room, dog walk area, and furnished tenant guest lodgings.

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Mosaic II, located in Houston, Texas, is a 29-story residential building comprised of 396 units and 20,065 square feet of ground level retail space.  Constructed in 2009, the property’s amenities include a 24-hour valet service, a 6,000-square foot wellness center with steam rooms and saunas, an infinity-edge pool, full service 24-hour concierge services, penthouse units of up to 2,959 square feet, and a 6,500 square foot social lounge and recreation area.

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San Pedro Lofts, located in San Pedro, California, is comprised of 89 units in two distinct residential buildings with 3,545 square feet of ground level retail space.  Constructed in 2008, the property’s amenities include a sun deck with barbeque, an outdoor fireplace, a fitness center, secured covered parking with a 1.6+ parking ratio in two subterranean, controlled access parking garages, and an outdoor community courtyard.

In connection with the acquisition Winthrop obtained a $150 million loan which has an initial term of three years, provides for two one-year extensions, bears interest at a rate of 2.69% per annum during the three year initial term and LIBOR plus 200 basis points during the renewal terms and requires payments of interest only.

Winthrop expects to enter into a venture with New Valley LLC which venture will indirectly own the properties.  When consummated, New Valley will acquire an approximately 16% interest and Winthrop will retain an approximately 84% managing member’s interest in the venture.

Winthrop also announced that it has also consummated its previously announced pending transaction to acquire, through an 80% owned venture, a 184-unit garden apartment complex located in Oklahoma City, Oklahoma originally built in 2010.  Winthrop, which holds a preferred equity interest in the venture, contributed $5.0 million to the venture.  The property was acquired subject to a $9.2 million loan that bears interest at 5.7%, requires payments of principal and interest and matures in February, 2021.
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About Winthrop Realty Trust

Winthrop Realty Trust, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate collateralized debt and REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.